Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Tuesday, November 7, 2006
LAKES ENTERTAINMENT, INC. ANNOUNCES
DECISION IN SHINGLE SPRINGS MATTER
     Minneapolis, November 7, 2006 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that on Friday, November 3, 2006, the Superior Court of California, County of Sacramento (“Court”) issued its decision upholding the Supplemental Environmental Impact Report (“SEIR”) pertaining to the California Department of Transportation’s (“CalTrans”) proposed interchange that will connect Highway 50 to the Shingle Springs Band of Miwok Indians Rancheria. The Court’s decision effectively dismisses the Voices for Rural Living (“VRL”) lawsuit against CalTrans, Shingle Springs Band of Miwok Indians and Lakes Entertainment, Inc. (“Lakes”). The Court also sustained CalTrans’s demurrer in VRL’s subsequent lawsuit, putting an end to that lawsuit as well. Finally, the Court denied VRL’s request to stay the project. Although VRL has filed for a motion requesting an injunction, the Court has not ruled whether it will even consider the motion. The Court did instruct VRL that it could file its motion directly with the Court of Appeal. The Court’s decision will allow CalTrans to issue the permit to allow construction of the interchange to commence.
     As Shingle Springs Tribal Chairman Nick Fonseca noted, “this is a tremendous decision for the Tribe. We didn’t expect a ruling for a couple of months but the judge, knowing the history of the parties, chose to end the litigation now which will allow us to fully utilize our Tribal lands to become self sufficient. We applaud the Judge for his insight and wisdom in this matter.” Tim Cope, President of Lakes added, “The Court’s decision will finally allow the Tribe to fulfill its dream of becoming a viable and self-sustaining sovereign nation. Barring any unforeseen circumstances we anticipate commencing construction within four to six months and opening the casino approximately 14 months later.”
     Lakes has an agreement with the Shingle Springs Tribe which has been approved by the National Indian Gaming Commission, to develop and manage the casino and is ready to proceed with securing financing and starting construction when the permit is issued and the construction plans are finalized.

About Lakes Entertainment
     Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 61% of WPT Enterprises, Inc. (NASDAQ “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour® television series, the licensing and sale of branded consumer products and the sale of corporate sponsorships.

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that WPTE’s television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of WPTE’s online casino business, which is a relatively new industry with an increasing number of market entrants; the potential that the recently passed Unlawful Internet Gaming Act could adversely effect WPTE’s online gaming business; the increased time, cost and expense of developing and maintaining WPTE’s own online gaming software; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.